Exhibit 10.51

American International Group, Inc.
  Annual Short-Term Incentive Plan
as Amended and Restated Effective February 1, 2024

1.Purpose
American International Group, Inc. (“AIG” and together with its consolidated subsidiaries, the “Company”) has created this American International Group, Inc. Annual Short-Term Incentive Plan (this “Plan”) to strengthen our pay-for-performance culture by rewarding employees for business and individual performance during the applicable Performance Year. This Plan replaces the American International Group, Inc. 2013 Short-Term Incentive Plan beginning with the Performance Year from January 1, 2014 through December 31, 2014. Awards under this Plan (each, an “Incentive Award”) will be in the form of cash. Capitalized terms not otherwise defined herein will have the meanings set forth in the Glossary of Terms in Appendix A.
2.Performance Periods
This Plan will operate for successive one-year periods beginning on January 1 of each year (each, a “Performance Year”) until this Plan is terminated by the Compensation and Management Resources Committee of the Board of Directors of AIG (including any successor thereto, the “Committee”). The first Performance Year will be January 1, 2014 through December 31, 2014.
3.Eligibility
All full and part-time employees of the Company, excluding external contractors, independent contractors, temporary workers, and independent agents during the applicable Performance Year (the “Participants”) are eligible to participate in this Plan for such Performance Year, unless the employee is a participant in another variable pay or sales plan that the applicable business has determined is in lieu of this Plan during such Performance Year. For the avoidance of doubt, employees who are eligible to participate in a bonus plan that is required to be provided under local law or who have an employment contract with AIG or its subsidiaries for ongoing employment of unlimited duration that is not confined to a specific, finite project will not be ineligible for the Plan (unless the applicable business expressly elects to exclude such employee). If an individual is hired after the Performance Year commences, the individual may become a Participant in the Plan, and the amount of his or her Incentive Award may be Pro-Rated to reflect the portion of the Performance Year worked.
4.Bonus Pool Funding
A.Determination. As soon as practicable following a Performance Year, the Committee will determine the aggregate bonus pool (the “Earned Bonus Pool”) to ensure that the Plan rewards all Participants appropriately and consistent with the purpose of this Plan. Promptly following this determination, the Compensation Center of Excellence (“Compensation COE”) under the direction of the CEO will allocate the Earned Bonus Pool to each of the Business/Functional Segments. Prior to March 31st of any Performance Year, the Committee will have the discretion to establish a threshold goal (the “Threshold Goal”) and determine that, if the Threshold Goal is not met, the Earned Bonus Pool will be capped at a fixed amount (including $0) or the amount resulting from a specified formula.
B.Exceptions to Earned Bonus Pool. As soon as practicable following a Performance Year, the Committee will determine whether the Incentive Awards for any Participants will be excluded from, and not subject to, the Earned Bonus Pool.

Short-Term Incentive Plan effective 3.1.2016 FINAL

5.Incentive Awards
A.Amount and Form. A Participant’s Incentive Award target (the “Individual Target”) will generally be established after considering the Participant’s job grade, business, local market, job scope, responsibilities, and experience. For any Section 16 officer, the Committee will approve the Individual Target.
B.Performance Metrics. With regard to Section 16 officers, prior to or as soon as practicable following the commencement of a Performance Year, the Committee will approve the performance goal(s) (each, a “Performance Metric”) and the manner in which each Participant’s actual Incentive Award (the “Earned Individual Award”) will be calculated for such Performance Year based upon Performance Metrics approved by the Committee. The Metrics will be documented in a written documentprepared by management for the Performance Year. In determining the manner in which the Earned Individual Award will be calculated, the Committee may establish minimum, target and maximum achievement levels for any Performance Metric.
C.Earned Individual Award. The Committee will assess performance against Performance Metrics, in each case, as soon as practicable following a Performance Year. For any Participants who are not Section 16 officers, such Participant’s manager (in accordance with the then-current performance management process, if any) will assess performance against his or her Individual-based performance goals, if applicable. Each Participant’s Earned Individual Award will be determined by the extent to which the performance goals applicable to the Plan Year have been attained. The Committee may provide that an Earned Individual Award may not exceed a certain percentage of the Individual Target . In addition, in no event will the aggregate Earned Individual Awards for a Performance Year exceed the Earned Bonus Pool.
D.Vesting; Payment. Earned Individual Awards for a Performance Year will be granted as the Committee determines in its sole discretion and paid on such date or dates following the determination process described in Section 5.C, but no later than April 30th following the Performance Year (the “Award Date”). A Participant must be Employed on the Award Date to be eligible to receive his or her Earned Individual Award except to the extent provided in Section 6 and Appendix B. Prior to December 31st of a Performance Year, the Committee may determine that all or a specified percentage of a Participant’s Earned Incentive Award will be a “Deferred Award,” in which case such Earned Incentive Award will be paid on the one-year anniversary of the Award Date (the “Deferred Award Payment Date”).
6.Termination in Service; Breaks in Service
A.Termination Generally. In the event (i) a Participant’s Employment is Terminated for any reason during the Performance Year or prior to the Award Date or (ii) a Participant is Employed but not actively performing services for the Company for a portion of the Performance Year or on the Award Date for certain reasons specified in Appendix B, the amount and payment of the Earned Individual Award, if any, that the Participant will receive will be determined (and, if applicable, modified) in accordance with Appendix B.

B.Termination without Cause. In the event that a Participant is involuntarily Terminated without Cause, AIG, in its sole discretion, will require the Participant to execute a Release in order to impose restrictive covenants requiring confidentiality of information, non-disparagement and non-solicitation of Company employees following the termination as a condition to receiving payment of all or a portion of an Earned Individual Award for which the Award Date has not occurred as of such termination. The Release must be executed by the Participant, submitted to the Company and become irrevocable prior to the date on which any such Earned Individual Award shall be paid, but in no event shall the Release be executed later than March 10th of the year following the year in which the Termination without Cause occurred; provided that if the Release is executed after such time, any payments with respect to the Earned Individual Award will be forfeited.
7.Clawback/Repayment.
Notwithstanding anything to the contrary herein, in consideration of the grant of an Incentive Award, the award and any payments under this Plan will be subject to forfeiture and/or repayment to the extent provided for in the clawback policies of AIG, as in effect from time to time.
8.Administration
A.General. The Plan will be administered by the Committee, and any person or persons designated by the Committee to administer the Plan from time to time including, but not limited to, the Senior C&B Executive and the Compensation COE. The Compensation COE will conduct validation analyses to determine that this Plan is generally operated in accordance with the terms of this Plan and the applicable documentation. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its powers, responsibilities or duties under the Plan. The Committee will have the power to construe, interpret and implement this Plan, to make regulations for carrying out its purposes and to make all other determinations in connection with its administration, all of which will, unless otherwise determined by the Committee, be final, binding and conclusive. The Committee may, in its sole discretion, reinstate any Earned Individual Awards made under this Plan that have been terminated and forfeited because of a Participant’s Termination, if the Participant complies with any covenants, agreements or conditions that the Committee may impose; provided, however, that payment under such reinstated awards will not be made until the scheduled times set forth in this Plan.
B.Determination of Employment. The Committee, with respect to any Section 16 officer, and the Senior C&B Executive, with respect to any other Participant, will have the right to determine the commencement or Termination date of a Participant’s Employment with the Company solely for purposes of this Plan, separate and apart from any determination as may be made by the Company with respect to the individual’s employment.

C.No Liability. No member of the Board of Directors of AIG (the “Board”) or any employee of AIG performing services with respect to the Plan (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made, in each case, in good faith with respect to this Plan or any Participant’s participation in it. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A, (1) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (2) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Covered Person incurred such expenses; and (3) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Amended and Restated Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.
D.Consent. If the Committee at any time determines, in its sole discretion, that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award or the payment of any amount under this Plan or the taking of any other action thereunder (each such action, a “plan action”), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee; provided that if such consent has not been so effected or obtained as of the latest date provided by this Plan for payment of such amount and further delay is not permitted in accordance with the requirements of Section 409A, such amount will be forfeited and terminate notwithstanding any prior earning or vesting.
The term “consent” as used in this paragraph with respect to any plan action includes (1) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (2) any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (3) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (4) any and all consents required by the Committee.

9.Other Provisions
A.No Funding. The Company will be under no obligation to fund or set aside amounts to pay obligations under this Plan. A Participant will have no rights to awards or other amounts under this Plan other than as a general, unsecured creditor of the Company.
B.Tax Withholding. The Company will comply with all applicable tax reporting, withholding and other requirements globally with respect to amounts paid under this Plan, in amounts and in a manner determined in the sole discretion of the Company. As a condition to the payment of any amount under this Plan, or in connection with any other event related to this Plan, that gives rise to a federal or other governmental tax withholding obligation (1) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment to a Participant whether or not pursuant to this Plan or (2) the Committee will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise), in each case, in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.
C.No Rights to Other Payments. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from AIG or its subsidiaries under any other alternative plans, schemes, arrangements or contracts AIG may have with any employee or group of employees of AIG or its subsidiaries. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from adopting or continuing in effect any compensation arrangements or making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
D.Effect on Benefit Plans. The Incentive Award payment is deemed compensation under certain of the Company’s compensation and benefit plans, but it is not deemed compensation for other programs; provided, however, that for purposes of the Company’s benefit programs, this Plan will be deemed a short-term incentive, annual, year-end bonus program. The Summary Plan Description and plan summaries of each of the Company’s compensation and benefit plans will govern whether and the extent to which the Incentive Award payment will affect the Participant’s benefits under such plans, and the Company reserves the right to amend those compensation and benefit plans at any time.
E.Section 409A. Payments under this Plan are intended to be exempt from Section 409A to the extent they satisfy the “short-term deferral exception” in Treasury Regulation Section 1.409A-1(b)(4) and otherwise to be compliant with Section 409A, and this Plan shall be interpreted, operated and administered accordingly. For the avoidance of doubt, all Incentive Awards under the Plan other than Deferred Awards are intended to satisfy the short-term deferral exception and all Deferred Awards constitute “deferred compensation” subject to Section 409A. With respect to any Incentive Award that constitutes “deferred compensation” subject to Section 409A, (1) references to termination of the Participant’s employment will mean the Participant’s separation from service with the Company within the meaning of Section 409A and (2) any payment to be made with respect to such Incentive Award in connection with the Participant’s separation from service with the Company within the meaning of Section 409A that would be subject to the limitations in Section 409A(a)(2)(b) of the Code will be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409. Each payment made under the Plan will be deemed to be a separate payment for purposes of Section 409A. The Committee will have full authority to give effect to the intent of this Section 9.E.

F.Section 4999. In the event that any Incentive Award payment received or to be received by any Participant under this Plan would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”) then, at the discretion of the Chief Human Resource Officer, such Incentive Award payment shall be reduced up to the largest amount which would result in no portion of the Incentive Award payment being subject to the Excise Tax. The determination of any such reduction pursuant to this Section 9.F will be made by the Senior C&B Executive, and such determination will be conclusive and binding upon the Company, the Participant, the Senior C&B Executive and the Committee for all purposes.
G.Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the headings will control.
H.Severability. If any term or provision contained herein is finally held to be, to any extent, invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified only to the extent of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby.
I.No Third Party Beneficiaries. Except as expressly provided herein, this Plan will not confer on any person other than AIG and the Participant any rights or remedies hereunder. The exculpation and indemnification provisions of Section 8.C will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
J.Nonassignability. No award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, except as may be otherwise provided in the award agreement. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 9.J will be null and void and any award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of this Plan and the award agreements will be binding upon any permitted successors and assigns.
K.Entire Understanding. The Plan and, with respect to a Performance Year, the applicable documentation, contains the entire understanding of the Company and the Participants with respect to the subject matter thereof and supersedes all prior promises, covenants, arrangements, agreements, communications, representations and understanding between the Company and the Participant.
L.No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon the Participant any right to continue in the employ or other service of the Company, or any of its subdivisions or subsidiaries, or limit in any way the right of the Company to change such Participant’s compensation or benefits or to terminate the employment or other service of such Participant with or without Cause.
M.Successor and Assigns. The terms of this Plan will inure to the benefit of AIG and any successor entity.
N.No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a Participant on account of the failure of any Incentive Award or amount payable under this Plan to (a) qualify for favorable

United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.
10.Governing Law.
The Plan will be governed and enforced in accordance with the appropriate country and local regulations. With respect to Participants working in the United States, this Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
The Plan shall also be subject to all applicable non-U.S. laws as to Participants located outside of the United States. In the event that any provision of this Plan is not permitted by the local laws of a country or jurisdiction in which a Participant works, such local law shall supersede that provision of this Plan with respect to that Participant. The Senior HR Attorney and the Senior C&B Executive or their designee(s) shall have the discretion to operate the Plan with respect to such Participant in a manner that incorporates as much of the Plan’s current terms as possible while also complying with such local laws.
11.Plan Termination; Amendment
The Plan may be amended or modified, with or without prior notification of the Participants, at any time in the sole discretion of the Committee. The Plan will continue until suspended or terminated by the Committee in its sole discretion; provided that all Incentive Awards made under the Plan before its suspension or termination will remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable award. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A.
Notwithstanding the foregoing, the Committee’s rights and powers to amend the Plan shall be delegated to the Senior C&B Executive, who shall have the right to amend the Plan with respect to (i) amendments required by relevant law, regulation or ruling, (ii) amendments that are not expected to have a material financial impact on the Company, (iii) amendments that can reasonably be characterized as technical or ministerial in nature or (iv) amendments that have previously been approved in concept by the Committee. Notwithstanding the foregoing delegation, the Senior C&B Executive shall not have the power to make an amendment to the Plan that could reasonably be expected to result in a termination of the Plan or a change in the structure or the powers, duties or responsibilities of the Committee, unless such amendment is approved or ratified by the Committee.
12.Effective Date
The Plan is effective as of the 2014 Performance Year, and will continue thereafter until terminated by the Committee; provided, however, that the existence of the Plan at any time or from time to time does not guarantee or imply the payment of any Incentive Awards hereunder, or the establishment of any future plans or the continuation of this Plan.

Appendix A
Glossary of Terms
“AIG” means American International Group, Inc.
“AIG Section 162(m) Plan” means a Section 162(m) compliant performance incentive award plan.
“Award Date” means the date, in accordance with Section 5.D, that the Incentive Award is granted to and becomes non-forfeitable (other than with respect to the clawback provisions of Section 7 of the Plan) to the Participant. For point of clarity, for Participants with an Incentive Award of which a portion is designated as a Deferred Award (with such portion payable in a year later than the year following the Performance Year), the Award Date is the date the entire Incentive Award becomes non-forfeitable and that the portion of the Incentive Award not designated as a Deferred Award is paid. For all others, the Award Date is the date that the entire Incentive Award is paid.
“Board” means the Board of Directors of AIG.
“Breaks in Service” means the cessation of actively performing services for the Company, either on a temporary or permanent basis (including Resignation, Termination, Leaves of Absence, Retirement and Death). See Appendix B for more information.
“Business/Functional Segments” means the business unit segments and functional unit segments established by the Committee for a Performance Year.
“Cause” has the meaning provided in the applicable severance plan, program or other arrangement in which the Participant is eligible to participate; provided that, to the extent that the Committee, with respect to any Participant who is a Section 16 officer, or the Senior C&B Executive, with respect to any other Participant, or their delegate(s), in each case, in its or his or her sole discretion determines that the Participant is not eligible to participate in a severance plan, program or arrangement, “Termination without Cause” shall mean a Termination due to a reduction in force, individual separation agreement, position elimination or office closing.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation and Management Resources Committee of the Board of Directors of AIG (including any successor thereto).
“Company” means AIG together with its consolidated subsidiaries.
“Compensation COE” means the Compensation Center of Excellence.
“Covered Person” means any employee of AIG performing services with respect to the Plan.
“Deferred Award” means all or a specified percentage of a Participant’s Earned Incentive Award that the Committee determines, prior to March 31st of a Performance Year, will be paid on the Deferred Award Payment Date.
“Deferred Award Payment Date” means the one-year anniversary of the Award Date.
“Earned Bonus Pool” means the actual bonus pool approved by the Committee under this Plan for a Performance Year.
“Earned Individual Award” means a Participant’s actual Incentive Award.

Short-Term Incentive Plan effective 3.1.2016 FINAL

“Employed” and “Employment” means (a) actively performing services for the Company, (b) being on a Company-approved Paid Leave of Absence, or Company-approved unpaid leave of absence, or (c) receiving long term disability benefits for up to three years from the date short term disability leave commenced, in each case while in good standing with the Company. For purposes of this Plan, the term Employed shall not include any period designated by the Company, in its sole discretion, as “non-working notice,” and shall likewise not include any period during which (i) an employee receives notice under The Worker Adjustment and Retraining Notification Act or any state or local equivalent (“WARN”) and is directed not to work during any period of the WARN notice requirement, or (ii) an employee receives non-working notice pay and benefits pursuant to WARN.
“Excise Tax” means the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999.
“Incentive Award” means an award under this Plan.
“Individual Target” means a Participant’s target Incentive Award.
“Normal Schedule” means the timeframe specified in Section 5.D that an Incentive Award would otherwise have been paid if the Participant had continued to remain Employed by the Company.
“Operating Committee” means the group of senior executives selected by the President and CEO to be a member of this deliberative group.
“Paid Leave of Absence” means an approved leave of absence during which the Participant is receiving salary continuation from a Company payroll; provided, however, that it shall not include any period designated by the Company, in its sole discretion, as “non-working notice,” including, but not limited to, (1) where an employee receives notice under WARN and is directed not to work during any period of the WARN notice requirement, or (2) following an employee’s Termination of Employment date, a period during which an employee receives pay and benefits pursuant to WARN.
“Participant” has the meaning provided in Section 3.
“Performance Metric” means a performance goal determined by the Committee prior to or as soon as practicable following the commencement of a Performance Year in accordance with Section 5.B.
“Performance Year” means each successive one-year periods beginning on January 1 of each year.
“Plan” means this American International Group, Inc. Annual Short-Term Incentive Plan (also referred to as “Compensation Plan 483”).
“Pro-Rated” means, for any amount under this Plan, multiplying such amount by a fraction, the numerator of which is the number of months (rounding up for partial months) during the Performance Year that the Participant is Employed and actively performed services for the Company (including, for the avoidance of doubt, any period designated by the Company as “working notice”, but not including, by way of example only, any period designated by the Company, in its sole discretion, as “non-working notice”) or was on a Paid Leave of Absence (but not including any period during which a Participant is receiving long term disability benefits), and the denominator of which 12.

“Release” means the release required by the severance plan or program applicable to the Participant’s Termination without Cause; provided that, to the extent that no such established severance plan or program is deemed applicable by the Committee, with respect to any Section 16 officer, or the Senior C&B Executive, with respect to any other Participant, or their delegate(s), in each case, in its or his or her sole discretion, then the release will be a release generally in the form set forth in Appendix C, subject to any provisions that the Senior HR Attorney and the Senior C&B Executive or their delegate(s) may amend or add to the release; provided, further, that if the local laws of a country or non-U.S. jurisdiction in which the Participant performs services would not permit all or a portion of the release in Appendix C to be structured or executed in the applicable form attached hereto, the Senior HR Attorney and the Senior C&B Executive or their designee(s) shall have the discretion to create a release that incorporates as much of the release in the form attached as Appendix C as possible while also complying with such local laws.
“Retirement” or “Retire” means, solely for purposes of this Plan, (i) in the United States, voluntary Termination initiated by the Participant (while such Participant is in good standing with the Company) (x) on or after age 60 with five continuous years of service or (y) on or after age 55 with 10 continuous years of service, and (ii) outside of the United States, effective as of April 1, 2014, a voluntary Termination initiated by the Participant (while such Participant is in good standing with the Company) (x) on or after age 60 with five years of service or (y) on or after age 55 with 10 years of service.
“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance relating thereto, in each case as they may be from time to time amended or interpreted through further administrative guidance.
“Senior C&B Executive” means the Company’s most senior executive whose responsibility it is to oversee both the Corporate Compensation Department and the Corporate Benefits Department. In the event that no individual holds such position, “Senior C&B Executive” will instead refer to the Company’s most senior executive whose responsibility it is to oversee the global Human Resources Department.
“Senior HR Attorney” means the Company’s most senior attorney whose responsibility it is to oversee Human Resource/employment matters.
“Termination” or “Terminate,” with respect to a Participant, means the termination of the Participant’s Employment.
“Threshold Goal” has the meaning provided in Section 4.
“Unpaid Leave of Absence” means an approved leave of absence during which the Participant is not receiving salary continuation from a Company payroll, including a period of long-term disability leave during which a Participant may be receiving long term disability insurance payments from a long term disability insurer.

Appendix B
Treatment of Incentive Awards Upon Various Types of Breaks in Service or
Terminations of Employment

Type of Break in Service or Termination of Employment	Amount the Participant Receives
Short-Term & Long-Term Medical Leaves of Absence (STD & LTD) Family Medical & Domestic Partner Leave Non-Medical Leave of Absence (Personal Leave) Military Leave of Absence
If a Participant is on a Paid Leave of Absence, such Paid Leave of Absence will not be deemed a break a service or a Termination for purposes of this Plan. Time on a Paid Leave of Absence will be treated the same as time during which the Participant performs services for the Company.

If a Participant is on an approved leave of absence during which the Participant is NOT receiving salary continuation from a Company payroll, including a period of long term disability leave during which a Participant may be receiving long term disability insurance payments from a long term disability insurer (an “Unpaid Leave of Absence”), his or her Incentive Award is Pro-Rated (and therefore only takes into account) the number of months during the Performance Year that the Participant was actively employed (prior to the Participant’s last day worked) or on a Paid Leave of Absence with the Company, but does not take into account the number of months that the Participant was on an Unpaid Leave of Absence).

Incentive Awards are paid on the Normal Schedule.

Retirement
If a Participant Retires (as defined in the Plan) During the Performance Year, after March 31st and before the End of the Performance Year:
•The Incentive Award is Pro-Rated (and therefore takes into account the number of months during the Performance Year that the Participant was actively employed (prior to the Participant’s last day worked) or on a Paid Leave of Absence with the Company.
•The amount of the Incentive Award is based on 100% of the Participant’s Individual Target for such Performance Year.
•To the extent determined appropriate by the CEO and the Committe, for Section 16 Officers, actual performance against the Performance Metrics.
•Paid on the Normal Schedule.

If a Participant Retires on or before March 31st of the Performance Year:
•Participant will not receive any Incentive Award payment (Pro-Rated or otherwise) for the current Performance Year.

If a Participant Retires After the End of the Performance Year but prior to the Award Date:
•The Incentive Award is not Pro-Rated, but is paid at the Participant’s Individual Target or, to the extent the Participant is a Section 16 Officer and performance factors are deemed applicable for such Performance Year, in the discretion of the CEO and Committee, then payment is calculated based on those Performance Metrics.
•Paid on the Normal Schedule.

Short-Term Incentive Plan effective 3.1.2016 FINAL

Death
If a Participant Dies During the Performance Year, after March 31st and before the End of the Performance Year:
•The Incentive Award is Pro-Rated (and therefore only takes into account) the number of months during the Performance Year that the Participant was actively employed (prior to the Participant’s last day worked) or on a Paid Leave of Absence with the Company) and
•The amount of the Incentive Award is based on 100% of the Participant’s Individual Target for such Performance Year.
•Paid as soon as administratively possible after the date of death, but in no event later than March 15th following such Performance Year.

If a Participant Dies on or before March 31st of the Performance Year:
•The Participant will not receive any Incentive Award payment (Pro-Rated or otherwise) for the current Performance Year.

If a Participant Dies After the End of the Performance Year but prior to the Award Date:
•The Incentive Award is not Pro-Rated but is paid at 100% of the Individual Target in effect for the applicable Performance Year.
•Paid as soon as administratively possible after the date of death, but in no event later than March 15th following the year in which the death occurred.

Resignation, Voluntary Quit, Constructive Discharge	If the last day the Participant was Employed and actively performing services for the Company (the Participant’s last day worked) or on a Paid Leave of Absence is prior to the Award Date, the Incentive Award is forfeited.
Termination without Cause
If a Participant Experiences a Termination without Cause:
For Participants in the 2012 Executive Severance Plan or its successor plan, paid in accordance with such plan.

For all other Participants, payable pursuant to the AIG, Inc. Severance Plan, or other severance arrangement applicable to such Termination without Cause as follows:

Termination without Cause During the Performance Year
•If the last day that the Participant was Employed occurs after March 31st and before the end of the Performance Year, the Participant’s Incentive Award is 100% of the Participant’s Individual Target with respect to such Performance Year but is Pro-Rated (and therefore only takes into account the number of months during the Performance Year that the Participant was actively performing services for the Company (prior to the Participant’s last day worked) or on a Paid Leave of Absence).
•For the avoidance of doubt, if the last day that the Participant was Employed and actively performing services for the Company or on a Paid Leave of Absence occurs on or before March 31st of a Performance Year, the Participant will not receive any Incentive Award payment for such Performance Year.

Termination without Cause After the End of the Performance Year but prior to the Award Date
•If the last day that the Participant was Employed and actively performing services for the Company (the Participant’s last day worked) or on a Paid Leave of Absence occurs after the end of the Performance Year, but prior to the Award Date for such Performance Year, the Participant will receive 100% of the Participant’s Individual Target with respect to such Performance Year.

Timing of Payments
•Paid as soon as administratively possible after the date of Termination without Cause, but no later than March 15th following the year in which the Termination without Cause occurs, and in no event later than when other actively employed Participants are paid similar Incentive Awards under the Plan, provided that any Deferred Award will be paid on the Normal Schedule.
To the extent there is an inconsistency between this Plan and the applicable severance program, the severance program will prevail. To the extent the Committee, with respect to any Section 16 officer, or the Senior C&B Executive, with respect to any other Participant, or their delegate(s), in each case, in its or his or her sole discretion determines that no established severance program or arrangement is applicable to a Participant’s Termination without Cause, then, in accordance with Section 6.B, the Participant will need to execute a release generally in the form set forth in Appendix C, subject to any provisions that the Senior HR Attorney and the Senior C&B Executive or their delegate(s) may amend or add to the release.

Appendix C
Form of Release Referred to in Section 6.B of the Plan
NOT personalized to each Participant.
(1)[Employee Name] (“Employee”), for good and sufficient consideration, the receipt of which is hereby acknowledged, hereby waives and forever releases and discharges any and all claims of any kind Employee may have against American International Group, Inc., its affiliate or subsidiary companies, or any officer, director or employee of, or any benefit plan sponsored by, any such company (collectively, the “Released Parties”) which arise from Employee’s employment with any of the Released Parties or the termination of Employee’s employment with any of the Released Parties. [Specifically, but without limiting that release, Employee hereby waives any rights or claims Employee might have pursuant to the Age Discrimination in Employment Act of 1967, as amended (the “Act”) and under the laws of any and all jurisdictions, including, without limitation, the United States. Employee recognizes that Employee is not waiving any rights or claims under the Act that may arise after the date that Employee executes this Release.] Nothing herein modifies or affects any vested rights that Employee may have under the [American International Group, Inc. Retirement Plan, or the American International Group, Inc. Incentive Savings Plan] [and other plans applicable to Employee]; nor does this Release confer any such rights, which are governed by the terms of the respective plans (and any agreements under such plans).
(2)Employee acknowledges that Employee has not filed any complaint, charge, claim or proceeding, if any, against any of the Released Parties before any local, state or federal agency, court or other body (each individually a “Proceeding”). Employee represents that Employee is not aware of any basis on which such a Proceeding could reasonably be instituted.
(3)Confidentiality/Non-Disclosure. During the term of Employee’s employment, the Company permitted Employee to have access to and become acquainted with trade secret information of a confidential, proprietary or secret nature. Subject to and in addition to any confidentiality or non-disclosure requirements to which Employee was subject prior to the date the Employee executes this Release, effective as of the date Employee executes this Release, Employee acknowledges and agrees that (i) all confidential, proprietary, trade secret information received, obtained or possessed at any time by Employee concerning or relating to the business, financial, operational, marketing, economic, accounting, tax or other affairs at the Company or any client, customer, agent or supplier or prospective client, customer, agent or supplier of the Company will be treated by Employee in the strictest confidence and will not be disclosed or used by Employee in any manner without the prior written consent of the Company or unless required by law, and ii) Employee has not during the term of Employee’s employment and will not remove or destroy any such confidential information.
(4)Non-Solicitation. Employee acknowledges and agrees that Employee’s employment with the Company required exposure to and use of confidential trade secret information (as set forth in Paragraph 3). Subject to and in addition to any non-solicitation requirements to which Employee was subject prior to the date Employee executes this Release, effective as of the date Employee executes this Release, Employee acknowledges and agrees that (i) Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity solicit, contact, call upon, communicate with or attempt to communicate with any customer or client or prospective customer or client of the Company where to do so would require the use or disclosure of trade secret information, and (ii) for a period of one (1) year after employment terminates for any reason, Employee will not solicit or in any manner encourage or provide assistance to any employee, consultant or agent of the Company to terminate his or her employment or other relationship

Short-Term Incentive Plan effective 3.1.2016 FINAL

with the Company or to leave its employ or other relationship with the Company for any engagement in any capacity or any other person or entity.
(5)Non-Disparagement. Employee acknowledges and agrees that Employee will not disparage AIG or any of its subsidiaries or affiliates or any of their officers, directors or employees to any person or entity not affiliated with AIG; provided, however, that nothing herein prohibits the Employee from giving truthful testimony as required by law.
(6)Employee agrees that AIG’s remedies at law for a breach or threatened breach of Section 3, 4 and 5 of this Release would be inadequate. In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, AIG, without posting any bond, shall be entitled to obtain equitable relief from a court of competent jurisdiction the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available in the event of a breach or threatened breach of such provision.
(7)[Employee acknowledges and understands that Employee is hereby being advised to consult with an attorney prior to executing this Release. Employee also acknowledges and understands that Employee has twenty-one (21) days to consider the terms of this Release before signing it. However, in no event may Employee sign this Release before Employee’s termination date.]
(8)[Upon the signing of this Release by Employee, Employee understands that Employee shall have a period of seven (7) days following Employee’s signing of this Release in which Employee may revoke this Release. Employee understands that this Release shall not become effective or enforceable until this seven (7) day revocation period has expired, and that neither the Released Parties nor any other person has any obligation [pursuant to the American International Group, Inc. Annual Short-Term Incentive Plan] until eight (8) days have passed since Employee’s signing of this Release without Employee having revoked this Release. If Employee revokes this Release, Employee will be deemed not to have accepted the terms of this Release.]
(9)Any dispute arising under this Release shall be governed by the [law of the State of New York], without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.

DATE	[Employee]